SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of  Registration  under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                                      Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                              Commission File Number:  0-14227

                           The Somerset Group, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                  135 North Pennsylvania Street, Suite 2800
                         Indianapolis, Indiana 46204
                                (317) 269-1285
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
--------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X ]  Rule 12h-3(b)(1)(ii)     [  ]
            Rule 12g-4(a)(1)(ii)    [  ]      Rule 12h-3(b)(2)(i)  [  ]
            Rule 12g-4(a)(2)(i)     [  ]      Rule 12h-3(b)(2)(ii) [  ]
            Rule 12g-4(a)(2)(ii)    [  ]      Rule 15d-6           [  ]
            Rule 12h-3(b)(1)(i)     [X ]

      Approximate number of holders of record as of the certification or notice date: 0

      Pursuant to the requirements of the Securities Exchange Act of 1934, First Indiana Corporation, the successor by merger to The Somerset Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          FIRST INDIANA CORPORATION


DATE:  September 29, 2000                       By: /s/ Owen B. Melton, Jr.
                                                ---------------------------
                                                Owen B. Melton, Jr.
                                                President